Exhibit 99.1

ZILA,INC.	NEWS

5227 North 7th Street • Phoenix, Arizona 85014	• (602) 266-6700	• Fax (602) 234-2264	• www.zila.com

For Immediate Release: 12/08/04	Contact: Andrew A. Stevens (602) 266-6700

Zila Announces Results For Its Fiscal 2005 First Quarter

Phoenix, December 8, 2004—Zila, Inc. (Nasdaq:ZILA) announced results for its first quarter of fiscal 2005 that ended October 31, 2004. Highlights of those results, compared with the first quarter of fiscal 2004 ended October 31, 2003, are as follows:

•	Net revenues were $11.8 million, a decrease of 2% compared to net revenues of $12.1 million. Excluding sales of Zila Swab Technologies, Inc. (“IST”) from both periods, net revenues increased by 11%.

•	Zila Nutraceuticals revenues increased $1.7 million, or 25%. Zila Pharmaceuticals revenues decreased $2.0 million, or 39%. The loss of a major IST customer led to $1.4 million of that decline. The remaining decrease is primarily related to the timing of sales for the Zilactin® and Peridex® products and a distribution loss for Zilactin® that we believe to be temporary.

•	Gross margin increased to 65% from 59%, driven primarily by lower ascorbic acid costs. Gross profit increased by $0.6 million, or 9%, to $7.7 million from $7.1 million, reflecting the improvement in the gross margin rate.

•	Marketing and selling expense in the first quarter of fiscal 2005 increased by approximately 56% to $4.8 million from $3.0 million, driven largely by Zila Nutraceuticals’ Ester-brand marketing efforts.

•	Research and development spending, primarily in connection with Zila’s OraTest® program, increased by nearly 54% to $2.0 million from $1.3 million.

•	General and administrative costs decreased 18% to $3.0 million from $3.6 million, evidence of Zila’s intense concentration on reducing spending in non-strategic areas in favor of its product development and national marketing campaigns.

•	The net impact of the items discussed above resulted in a net loss for the quarter of $2.7 million, or six cents per share, compared to a loss of $1.6 million, or four cents per share.

Zila’s Chairman, President and CEO, Doug Burkett, Ph.D., said, “We are resolute in our determination to drive future growth and aggressively support Zila Nutraceuticals, our growth business of today, and Zila Biotechnology, our growth business of tomorrow, with the resources required to maximize long term return. Those costs have accelerated sharply over the last year, as we are launching new products at Nutraceuticals and advancing our OraTest regulatory effort. While that means that our bottom line is likely to remain under pressure for the near term, it’s consistent with our strategy to generate future growth and become profitable following completion of the OraTest regulatory effort and eventual product launch.”

Zila Nutraceuticals

Net revenues for Zila Nutraceuticals for the three months ended October 31, 2004 increased 25% to $8.7 million compared to $7.0 million for the three months ended October 31, 2003. The revenue gain was driven largely by increased national TV and radio advertising spending, timed to support the launch of Ester-E® and the start of the cold and flu season for Ester-C®.

Gross margins for Zila Nutraceuticals increased to 68% for the three months ended October 31, 2004 compared to 59% for the three months ended October 31, 2003. This increase was caused primarily by lower costs of ascorbic acid resulting from lower-cost extended supply arrangements.

Zila Pharmaceuticals

Net revenues for Zila Pharmaceuticals for the three months ended October 31, 2004 decreased 39% to $3.1 million compared to $5.1 million in the prior year period.

Sales for the IST subsidiary (net of inter-company sales) were $195,000 compared to $1.6 million last year, as the contract with its largest customer ended in March 2004. Revenues from our Zilactin® line of products declined from the prior year due primarily to quarterly sales timing and a distribution loss that we believe to be temporary. A change in annualized purchasing patterns by our largest Peridex® customer reduced the contribution to first quarter revenues from that product, but we do not expect it to reduce overall annual Peridex® sales to that customer.

Gross margins for Zila Pharmaceuticals decreased slightly to 56% in the first quarter of fiscal 2005 from 58% in the first quarter of fiscal 2004, due primarily to a substantial gross margin decline at IST as its revenues have decreased.

Zila Biotechnology

Total operating expenses for Zila Biotechnology were $2.3 million for the three months ended October 31, 2004, a 44% increase over the $1.6 million for the three months ended October 31, 2003. Expenses related to the OraTest® clinical program increased 56%.

In connection with our dialogue with the FDA, we have proposed modifications to the current OraTest® clinical program aimed at reducing its overall duration and total cost. If our program modification is allowed by the FDA and the clinical objectives are achieved, it may permit enlargement of the post-approval target population and the marketable claims for OraTest®.

We assimilated and implemented the FDA’s non-binding comments to our proposed program modifications, and in September we formally submitted the required protocols and supporting documents to the FDA for its review. We await the FDA’s response regarding our submission. In the meantime, we continue to prepare for execution of the modified program.

Conference Call

Zila, Inc. will host a conference call to discuss these results today at 5:15 p.m. ET, 3:15 p.m. MT. Domestic participants may dial 800-565-5442 up to ten minutes before the scheduled start time and ask for the Zila conference call. Participants calling from outside the United States should dial 913-981-5591. A tape replay of the call will be available beginning two hours after the conclusion of the call through Wednesday, December 15, 2004, by dialing 888-203-1112 and providing the access code ID#589181. Participants calling from outside the United States should dial 719-457-0820. In addition, the call will be broadcast over the Internet and can be accessed by entering ZILA at http://www.opencompany.info, or may be found at http://www.zila.com or http://www.irbyctc.com. Investors should visit the website prior to the call to download any necessary audio software.

About Zila

Zila, Inc., headquartered in Phoenix, is an innovator in preventative healthcare technologies and products, focusing on enhanced body defense and the detection of pre-disease states. Zila has three business units:

•	Zila Nutraceuticals, manufacturer and marketer of Ester-C® and Ester-E®, branded, highly effective forms of Advanced Protection vitamins C and E.

•	Zila Pharmaceuticals, marketer of superior products to promote oral health and prevent oral disease, including ViziLite® oral examination kits, Peridex® prescription periodontal rinse and Zilactin® OTC oral care products.

•	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila® Tolonium Chloride and OraTest® technologies.

For more information about Zila, visit www.zila.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, margins, profitability, cash flows and capital needs, the ability of the Company to maintain required cash flows and cash availability to implement its business plan and appreciation in the market value of Zila’s common stock. Such factors include, but are not limited to: increased competition from current competitors and new market entrants; the Company’s ability to maintain, expand, or in certain cases, regain distribution within new or existing channels of trade for its products; and the market acceptance of the ViziLite® and Ester-E® products and the future gross margins for such products. A wide variety of factors will impact the length, size and expense of the OraTest® clinical program; the FDA’s ultimate decision regarding the OraTest® clinical program and product; the limitations on the indicated uses for the OraTest® product; and the ultimate market reception of the OraTest® product. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Report on Form 10-K for its fiscal year ended July 31, 2004, and its Form 10-Q for the three months ended October 31, 2004, filed with the Securities and Exchange Commission.

Zila, Inc.
Income Statement (Unaudited)
(in thousands — except per share data)

	Quarter Ended
	Oct. 31
	2004	2003
Net Revenues	$11,820	$12,053
Operating Costs and Expenses
Cost of Products Sold	4,144	4,993
Marketing and selling	4,762	3,049
General and administrative	2,979	3,611
Research and Development	1,952	1,267
Depreciation and Amortization	676	622

	14,513	13,542
Loss From Operations	(2,693)	(1,489)
Other Income (Expenses)
Interest income (expense) net	4	(51)
Other (expense) income	(21)	(28)

Pretax loss from operations	(2,710)	(1,568)
Income tax benefit (expense)	(2)	—

Net loss	(2,712)	(1,568)
Preferred stock dividends	(10)	(10)

Net loss attributable to common shareholders	($2,722)	($1,578)
Basic and diluted net loss per common share:	($0.06)	($0.04)
Weighted Average Shares Outstanding:
Basic and Diluted	45,501	45,219
EBITDA (a)	$(2,038)	$(895)

(a) EBITDA is defined as earnings from continuing operations before accounting change and before net interest, taxes, depreciation and amortization.

EBITDA Reconciliation
(in thousands)

	Quarter Ended
	Oct. 31
	2004	2003
EBITDA	(2,038)	(895)

Depreciation and Amortization	(676)	(622)
Interest Income (Expense) Net	4	(51)
Income Tax Benefit (Expense)	(2)	0

Net Loss	(2,712)	(1,568)

Net Revenues by Business Unit
(in thousands)

	Quarter Ended
	Oct. 31
	2004	2003	% Change
Nutraceutical Unit	$8,721	$6,990	25%
Pharmaceutical Unit (includes IST)	3,099	5,061	(39%)
IST	195	1,597	(88%)

Pharmaceutical Unit (excluding IST)	2,904	3,464	(16%)
Total Company	$11,820	$12,053	(2%)
Total Company (excluding IST)	$11,625	$10,456	11%

Management believes that the exclusion of the impact of IST’s revenue decline is meaningful information to provide to investors because it aids in evaluating the revenue generated by the core units of the business and because management continues to evaluate the long-term strategic fit of the IST unit with respect to the rest of the business.

Balance Sheet (Unaudited)
(in thousands)

	OCT 31	JULY 31
	2004	2004

Current Assets	$27,688	$28,868
Property — net	9,095	9,142
Intangibles — net	23,640	23,680
Other	410	419

Total Assets	$60,833	$62,109

Current Liabilities	$9,251	$7,696
Long Term Liabilities	4,062	4,185
Equity	47,520	50,228

Total Liabilities and Equity	$60,833	$62,109